EXHIBIT 3.2
                                                            (September 23, 1998)


                                  THE BYLAWS OF
                    SOUTHERN STATES COOPERATIVE, INCORPORATED


                         ARTICLE I - PURPOSES AND POWERS

         The purposes for which this Association is formed are set forth in the Articles of Incorporation.


                             ARTICLE II - MEMBERSHIP

         Section 1. Eligibility. Bona fide producers of agricultural products (including tenants and landlords receiving a share of the crop) and cooperative associations owned and controlled by bona fide producers of agricultural products which comply with the provisions of the Agricultural Marketing Act, [12 USCA Section 1141j(a)] may become members of the Association by complying with the membership requirements.

         Section 2. Membership Requirements. Any person or association eligible for membership, upon the acquisition of one (1) or more shares of the common capital stock of the Association shall be deemed a lawful member entitled to vote.

         Section 3. Voting. Each member shall be entitled to one (1) and only one (1) vote regardless of the number of shares or amount of the common capital stock of the Association owned by such member.

         Section 4. Dismissal of Members. The Board of Directors shall have the right to dismiss any member or members who have been adjudged by the Board of Directors to have violated any of the membership requirements as provided in these Bylaws; or to be acting contrary to the aims and purposes, or the best interests of the Association, or has failed to patronize the Association for a period of three (3) years or longer, provided, however, that any such member or members shall have an opportunity to appear in his or their own behalf before the next regular or special meeting of the membership, whose decision in all such matters shall be final. The Board of Directors shall repurchase at par value, plus any accrued and unpaid dividends, the common capital stock of any member or members dismissed hereunder within a reasonable time after such dismissal.

         Section 5. Subsequent Ineligibility. In the event any member shall cease to be eligible to hold membership in the Association, such member may be required to surrender said common stock at par value, plus any declared and unpaid dividends.


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         Section 6. Death of Members.  The Board of Directors may  repurchase at par value, plus any declared and unpaid dividends, the common capital stock of any deceased member. Should the Association not desire to repurchase such stock of a deceased member it may be sold or transferred to any other person eligible for membership in the Association as set forth in Section 1 of this Article. An association of producers shall be deemed deceased when it is no longer eligible for membership in the Association.

         Section 7. Roll. A roll of the members and their addresses shall be kept by the Association. Each member shall notify the Association of any change of address within fifteen (15) days of any such change. The Board of Directors may suspend the voting rights of any member who fails to give such notice of any change of address and withhold dividends on any membership stock registered in such member's name and notice of any membership meetings until his new address can be ascertained and his eligibility to continue his membership in this Association can be determined.

         Section 8. Annual Meetings. The annual meeting of the members of this Association shall be held at such time and place in the State of Virginia or in any other State as may be allowed by law, as the Board of Directors may determine.

         Section 9. Special Meetings. Special meetings of the members may be held at any place within the State of Virginia or in any other State as may be allowed by law, at any time upon the call of the Board of Directors, or at least ten percent (10%) of the members of the Association.

         Section 10. Notice of Meetings. Written or printed notice of all meetings of the members, annual or special, setting forth the time and place together with a statement of purposes thereof and containing any other information that may be required by law, shall be mailed to each member eligible to vote at his address as the same appears on the records of the Association not less than fifteen (15) days prior to the date of such meeting. In lieu of notice given in any other manner, all or any meetings of members, annual or special, may, if the Board of Directors so directs as to any or all such meetings, be held after notice by publication in a periodical published by or for the Association which substantially all the members of the Association receive, or in a newspaper or newspapers, whose combined circulation is general in the territory in which the Association operates.

         Section 11. Quorum at Meetings for All Members. A quorum at any meeting of the members (except local membership meetings which shall be governed by Section 3 of Articles IV and V and Section 4 of Article VI) shall consist of fifty (50) members, represented in person, or by proxy. A majority of such quorum shall decide any question that may come before the meeting, except as otherwise provided by law, the Articles of Incorporation, or these Bylaws.

         Section 12. Quorum at Election District Meetings. A quorum at any Election District Meeting shall consist of ten (10) delegates or alternates present in person. A majority of such quorum shall decide any question that may come before the meeting.


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         Section 13. Proxy  Voting.  Absent  members may vote at all meetings of the members by proxy in writing.

         Section 14. Order of Business. The order of business at the annual meetings and, as far as possible, at all other meetings of the members shall be determined by the Board of Directors.

         Section 15. Voting by Mail. The Board of Directors may, if it deems it necessary or desirable, submit amendments to the Bylaws or other matters to the members for their determination by mail ballot. Printed copies of proposed Bylaw amendments or other questions so submitted and an appropriate mail ballot shall be mailed to each and every member eligible to vote at his address as the same appears on the records of the Association, not less than fifteen (15) days prior to the date when said ballots must be returned by mail in order to be counted.


                           ARTICLE III - CAPITAL STOCK

         Section 1. Certificates. Certificates of stock may be issued and shall be signed by either the President and Chairman of the Board of Directors, Vice President and Vice Chairman of the Board of Directors, Treasurer, or Assistant Treasurer, and the Secretary or Assistant Secretary or any two (2) officers authorized by the Board of Directors, under the corporate seal, and on the record of each certificate shall be entered the name of the person owning the shares, represented thereby, the number of such shares and the date of issue. Facsimile signatures of such officers and a facsimile of the seal of the Association may be used. The Board of Directors may elect to adopt the provisions of the Virginia Code permitting shares to be issued without certificates.

         Section 2. Payment for Stock. (a) Except as may be limited by the Articles of Incorporation, preferred capital stock may be issued for not less than its par value for cash, or in exchange for real, personal or other property at valuations determined by the Board of Directors and may be issued and held by any person, firm or corporation.

         (b) Common capital stock, including fractional shares, may be issued for not less than its par value for cash, or in payment of patronage refunds as provided in the Bylaws, or for the promissory notes of the members. The Association shall hold the common capital stock as security for the payment of said notes, but such retention shall not affect the members' right to vote. In the event any such notes be not paid at maturity, the Board of Directors may return to the member the amount paid by him and cancel his membership. The said common capital stock shall be issued to and held by only such persons as are eligible for membership in the Association.


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         Section 3. Repurchase of Common Capital Stock.  (a) Whenever any member desires to sell his common capital stock he shall first offer it to the Association for purchase by the Association, or by a person or persons designated by the Board of Directors of the Association, at its par value plus declared and unpaid dividends, if any. In the event such stock is not purchased by the Association, or by a person or persons designated as aforesaid, within thirty (30) days after the receipt of a written notice by the Association offering the said stock for sale, then the member may sell the said common capital stock to any person eligible for membership in the Association. This restriction on the transfer of common capital stock shall be printed upon every common stock certificate, or in the disclosure statement issued in lieu of a certificate.

         (b) If the Board of Directors decides to repurchase such common capital stock, the Association shall have the right to apply any sum or sums of money for which the member may be indebted to the Association on the payment therefor. This section shall also govern the repurchase of the common capital stock in case of the death, dismissal, expulsion, or withdrawal of any member or members.

         Section 4. Transfers. Transfers of shares shall be made only on the records of the Association by the holder in person or under power of attorney duly executed, witnessed and filed with the Association, and upon surrender of any outstanding certificates of such shares. Transfers will be made only when the stockholder is not delinquent in his indebtedness to the Association. Transfers of the common capital stock shall be made only after the requirements of Article III, Section 3, of these Bylaws have been satisfied.

         Section 5. Dividends. The Board of Directors may declare dividends on common capital stock not to exceed six percent (6%) per annum and on the preferred capital stock of the Association at a rate per annum to be fixed by the Board of Directors not to exceed the maximum rate permitted by law, together with any dividends in arrears on shares of preferred capital stock.


                ARTICLE IV - PRIVATE DEALERS AND ADVISORY BOARDS

         Section 1. Establishment of Private Dealers. Distribution of supplies and services may be provided through Private Dealers that agree to resell the Association's products and services to members of the Association and others. Each Private Dealer must agree to operate in a manner that reflects the cooperative nature of transactions in the Association's goods with Members and Patrons entitled to patronage refunds under Article XII of these Bylaws. Unless otherwise agreed, Members and Patrons entitled to patronage refunds under
Article XII who acquire goods and services offered by the Association through such Private Dealers shall be deemed patrons of the Association for patronage refund purposes with respect to such goods and services.

         Nothing herein shall prevent the establishment of distribution through other types of non-cooperative outlets when deemed beneficial to the overall economic well being of the Association.

         Section 2. Establishment and Election of Advisory Boards. Where in the judgment of Management factors such as, among others, the number of members served by a Private Dealer and the volume of transactions in the Association's goods and services handled by a Private Dealer justify the creation of a local Advisory Board to serve as a liaison between the members patronizing one (1) or more of such Private Dealers, the local members shall elect, from their own number, at their local annual meeting, an Advisory Board. Each Advisory Board shall consist of six (6) members whose terms of office shall be three (3) years. A member of an Advisory Board shall only be eligible to be elected to succeed himself for one (1) additional term before going off the Advisory Board for at least one (1) year. All vacancies on the Advisory Board shall be filled by the remaining members of the said Advisory Board, subject to confirmation by the local members of the Association served by the Private Dealer at their next local annual meeting. The Advisory Board shall elect a Chairman, a Vice Chairman, and a Secretary for terms of one (1) year.

         Section 3. Quorum. At all local meetings of the members as provided for in this Article a quorum shall consist of ten (10) members then having voting power. A majority of such quorum shall decide any question that may come before the meeting. At all meetings of the Advisory Board a majority of the Advisory Board shall constitute a quorum. A majority of such quorum shall decide any questions that may come before the meeting.

         Section 4. Cancellation of Private Dealer Agreement. In the event of the cancellation of such Private Dealer Agreement, the Advisory Board for such Private Dealer shall continue in office until a new Private Dealer shall be appointed. In the event it shall not prove practical or feasible to so appoint another Private Dealer, such Advisory Board shall be deemed to have resigned as Advisory Board members and the members of the Association served by such Private Dealer shall be invited to participate in membership activities of the nearest retail distribution point serving members of the Association.


                     ARTICLE V - STOCKHOLDER ADVISORY BOARDS

         Section 1. Election of Stockholder Advisory Board. The local members of the Association, served by a retail service of the Association, shall elect from their own number a Stockholder Advisory Board at their local annual meeting. Each Stockholder Advisory Board shall consist of six (6) members, whose terms of office shall be for three (3) years. The terms of office shall be so arranged that the terms of two (2) members shall expire each year. A member of an Advisory Board shall only be eligible to be elected to succeed himself for one
(1) additional term before going off the Advisory Board for at least one (1) year. All vacancies on the Stockholder Advisory Board shall be filled by the remaining members of said Advisory Board, subject to confirmation by the local members of the Association served by the retail service at their next local annual meeting. The Stockholder Advisory Board shall elect a Chairman, Vice Chairman and a Secretary for terms of one (1) year. Management shall determine which retail locations shall be grouped together as a retail service having a Stockholder Advisory Board; and where two (2) or more Stockholder Advisory Boards are grouped together to form one (1) Advisory Board, management may provide for such combined Advisory Board to have more than six (6) members in situations where it is deemed necessary to do so to adequately represent
Members. Nothing herein shall prevent the establishment of a retail service without a Stockholder Advisory Board where circumstances warrant that decision. But the Members at such a retail service shall be provided an opportunity to participate in nearby local membership activities designated by Management.

         Section 2. Duties of Stockholder Advisory Board. Each Stockholder Advisory Board shall serve in an advisory capacity with respect to operation of the retail service it serves and shall make recommendations to the Board of Directors of the Association on matters referred to the Advisory Board by the Directors and may make recommendations to the Directors on policies affecting the retail service.

         Section 3. Quorum. At all local meetings of the members as provided for in this Article a quorum shall consist of ten (10) members then having voting power. A majority of such quorum shall decide any questions that may come before the meeting. At all meetings of the Stockholder Advisory Board a majority of the Advisory Board shall constitute a quorum. The majority of such quorum shall decide any questions that may come before the meeting.


                             ARTICLE VI - MARKETING

                                       (A)

                                 GRAIN MARKETING

         Section 1A. Grain Producers Advisory Board Election. The Grain Producers Advisory Board shall consist of as many eligible members elected by the membership in each region for terms of three (3) years each as may, from time to time, be established by the Board of Directors. If more than one (1) member represents a region, the terms shall be staggered. The Advisory Board shall also have one (1) at-large member as provided in Section 2A of this Article. Each member of the Advisory Board shall serve until the election and acceptance of his duly qualified successor. Vacancies, other than from the expiration of a term of office, shall be filled from the region in which the vacancy occurs, by a majority vote of the remaining Advisory Board members. The Board of Directors shall divide the territory served by Grain Marketing into at least four (4) geographic regions so that as far as practical, each area of such territory shall be represented on the Grain Producers Advisory Board. Changes in the number and boundaries of these regions may be made by the Board from time to time as circumstances require.

         Elections for members of the Grain Producers Advisory Board shall be held in accordance with procedures not inconsistent with these Bylaws. The chairmen of the Elevator Advisory Boards in each region shall each appoint a nominating committee consisting of one (1) member from their respective Elevator Advisory Board and two (2) grain producer members from the area served by such Elevator. These nominating committees shall nominate at least two (2) members from the region for each position on the Grain Producers Advisory Board to be filled. In the event there shall be more than one (1) Elevator Advisory Board in a region, there shall be a nominee from the area served by each Elevator.

         Grain producer members who have failed to use the grain marketing services of the Association within the three (3) fiscal years immediately preceding any election held under this Article, shall be ineligible to vote in such election.

         The nominee in each region receiving the highest number of votes from the region shall be deemed elected to the Grain Producers Advisory Board. The term of office shall begin on December 1 in the year of election and shall end on December 1 three (3) years thereafter, or until the election and acceptance of a duly qualified successor, whichever is later, unless duly terminated at an earlier date. In the event of a tie, the winner shall be determined by lot.

         The mailing address of each grain producer member shall determine the region in which the member shall vote. Members of the Grain Producers Advisory Board may succeed themselves.

         The Grain Producers Advisory Board shall elect a Chairman, Vice Chairman, and a Secretary for terms of one (1) year.

         Section 2A. The At-Large Grain Producers Advisory Board Member. In addition to the elected members of the Grain Producers Advisory Board, one (1) at-large Member shall be appointed by the Board of Directors for a term of three
(3) years, or until his successor is appointed. The at-large Member shall have the same powers and rights as other members of the Advisory Board. Any vacancy occurring in the office of at-large Advisory Board Member shall be filled in the same manner as the original appointment was made.

         Section 3A. Duties of the Grain Producers Advisory Board. The Grain Producers Advisory Board shall serve in an advisory capacity to the Board of Directors with respect to the operation of the Grain Marketing Division, and shall make recommendations to the Board of Directors of the Association on matters referred to the Grain Producers Advisory Board by the Board of Directors and may make recommendations to the Board on policies affecting Grain Marketing operations.

         Section 4A. Quorum. At all local membership meetings of Grain Marketing members as provided for in this Article, a quorum shall consist of ten (10) grain producer members then having voting power. A majority of such quorum shall decide any question that may come before the meeting. At all meetings of the Grain Producers Advisory Board or Elevator Advisory Boards, a majority of the
Grain Producers Advisory Board or Elevator Advisory Boards shall constitute a quorum. A majority of such quorum shall decide any questions that may come before the meeting.

         Section 5A. Elevator Advisory Boards. The Board of Directors shall establish the duties, method of selection, terms of office and the number of Advisory Boards established in the various regions in which Grain Marketing has patrons. It shall be the purpose of these Advisory Boards to serve as the community liaison between the Grain Producers Advisory Board and communities where Grain Marketing operations are substantial enough to warrant the creation of such a local Advisory Board. It shall be an express responsibility of the Grain Producers Advisory Board to make recommendations to the Board of Directors with regard to the specific responsibilities of the Board of Directors under this section.

                                       (B)

                               LIVESTOCK MARKETING

         Section 1B. Livestock Divisional Board Election. The Livestock Divisional Board shall consist of as many eligible members in each region for terms of three (3) years each as may, from time to time, be established by the Board of Directors. If more than one (1) member represents a region, the terms shall be staggered. The Livestock Divisional Board shall also have one (1) at-large member as provided in Section 2B of this Article. The initial Livestock Divisional Board shall be appointed by the Board of Directors and shall thereafter be self perpetuating with all vacancies, whether from the expiration of term of office or otherwise, to be filled by a majority vote of the remaining Livestock Divisional Board from eligible members from the region in which the vacancy occurs. Each member of the Livestock Divisional Board shall serve until the appointment and acceptance of his duly qualified successor. The Board of Directors shall divide the territory served by the Livestock Marketing Division into at least four (4) geographic regions so that as far as practical, each area of such territory shall be represented on the Livestock Divisional Board. Changes in the number and boundaries of these regions may be made from time to time as circumstances require.

         The Livestock Divisional Board shall elect a Chairman, Vice Chairman, and a Secretary for terms of one (1) year.

         Section 2B. The At-Large Livestock Divisional Board Member. In addition to the appointed members of the Livestock Divisional Board, one (1) at-large Member shall be appointed by the Board of Directors for a term of three (3) years, or until his successor is appointed. The at-large Member shall have the same powers and rights as other members of the Livestock Divisional Board. Any vacancy occurring in the office of at-large Livestock Divisional Board member shall be filled in the same manner as the original appointment was made.

         Section 3B. Duties of the Livestock Divisional Board. The Livestock Divisional Board shall serve in an advisory capacity to the Board of Directors with respect to the operation of the Livestock Marketing Division, and shall make recommendations to the Board of Directors on matters referred to the Livestock Divisional Board, and may make recommendations to the Board of Directors on policies affecting Livestock Marketing Division operations.

                        ARTICLE VII - ELECTION DISTRICTS

         The Board of Directors shall divide the territory in which the Association operates into nine (9) or more Election Districts on the basis of the annual volume of business done with the Association, with proper consideration being given to the member patronage and geographical area of each. The Board of Directors may modify and redistrict the territory whenever advisable in order to maintain substantial equality in the volume of business done in the different districts.


                            ARTICLE VIII - DIRECTORS

         Section 1. Powers. The business of the Association shall be managed under the direction of the Board of Directors.

         Section 2. Number of Directors. The Board of Directors shall consist of one (1) Director elected from the membership in each Election District and up to a maximum of six (6) Public Directors residing within the operating territory of the Association.

         Section 3. Term of Office. Directors representing Election Districts and Public Directors shall serve a term of three (3) years and thereafter until their successors are elected or appointed.

         Section 4. Election District Meetings. Each Election District shall be represented by one (1) Director who shall be elected at an Election District Meeting of the delegates from the respective districts. Delegates shall be elected by the members served by the Association through its retail distribution system, its grain elevators, its livestock marketing system, and its member cooperatives in each Election District. The number of delegates and the procedure for selecting them shall be determined from time to time in a manner that provides all members in good standing an opportunity to vote for at least one (1) delegate to such Election District Meeting. Such delegates shall be elected by the members of the Association and the member retail cooperatives. In addition to a delegate or delegates, an alternate or alternates shall also be elected by such members to serve in the event the delegate or delegates shall be unable or unwilling to serve. The time and place of an Election District Meeting in each Election District shall be determined by the Board of Directors of the Association and at least ten (10) days' written notice of the time and place of said meeting shall be mailed by the Secretary of the Election District to each delegate elected in each Election District. If any delegate shall be unable or unwilling to attend such Election District Meeting, his alternate shall serve in his place. A quorum at such meeting shall consist of ten (10) delegates or alternates present in person and all matters, including the election of a Director, shall be decided by majority vote of the delegates or alternates present. Proxy voting shall not be permitted in such Election District Meetings. The nominating committee selected under Section 5 by the delegates shall choose a Chairman and Secretary to serve until the adjournment of the next Election District Meeting. Vacancies in those offices shall be filled in the same manner. Complete records of the Election District proceedings shall be recorded by the Secretary of the Election District. The due election of the Director by the Election District Meeting shall be final.

         Section 4A. Initial Election of Directors Representing the Gold Kist Territory. Notwithstanding anything to the contrary in these Bylaws, the members served by the Association as a result of the acquisition of the inputs business assets (the "Inputs Business") of Gold Kist Inc. ("Gold Kist") pursuant to an Asset Purchase Agreement dated July 23, 1998, shall be initially represented on the Board of Directors by six (6) additional Directors from such new members residing in the states of Georgia, Florida, South Carolina, Alabama, Mississippi, Tennessee, Louisiana, Texas, and Arkansas (the "Gold Kist Operating Territory") who shall be elected for staggered terms (two serving for one year, two for two years, and two for three years, in each case such period to be measured from the date of the next annual meeting of members of the Association following the closing date of the purchase of the Gold Kist Inputs Business) by the Gold Kist Board of Directors sitting as delegates to a Special Election district Meeting convened for such election. Such Special Election District Meeting shall be held as promptly as practicable following the closing date of the purchase of the Gold Kist Inputs Business. For the purposes of this Section 4A, the Election District shall be defined as the Gold Kist operating territory. Subsequent representation on the Board of Directors for the Gold Kist operating territory commencing at the November 1999 annual meeting of the members of the Association shall be from new Election Districts to be equitably established by the Board of Directors pursuant to Article VII of these Bylaws.

         Section 5. Nominating Committee. The delegates to an Election District Meeting may elect for the next Election District Meeting a nominating committee consisting of not less than three (3) nor more than five (5) members, who shall either be members of the Association or members of a retail member cooperative whose duty it shall be, prior to such next Election District Meeting, to nominate one (1) or more persons to serve as Director and to advise delegates in the district prior to such Election District Meeting the names and qualifications of such nominees. In the event any member of a nominating committee shall be unable or unwilling to serve, the remaining members, so long as they shall not be less than three (3) in number, shall have full power to act. In the event the members of the nominating committee remaining shall be less than three (3), the additional members necessary to bring the total to three (3) shall be selected by the member or members able and willing to serve.

         Section 6. Eligibility. Only members of the Association residing in the Election District or members of a retail member cooperative residing in such district shall be eligible to serve on the Board of Directors of the Association. Provided, however, that for the purpose of determining eligibility for election to the Board of Directors, a member who does not reside in any Election District, but does reside in the Association's trading area, as determined by the Board of Directors, in a state contiguous to an Election District, shall be eligible for election to the Board of Directors in such Election District. No private dealer, or person having a financial interest in such dealer, or employee of such dealer, or any person who is or has been an employee of the Association, or any association affiliated with the Association, at any time during the ten (10) year period immediately prior to the Election District Meeting at which such person stands for election, shall be eligible for nomination for, or service on, the Board of Directors of the Association; nor shall any such person be eligible to be a delegate to, or to vote in, any Election District Meeting.

         Section 7. Vacancies. Any vacancy, other than from the expiration of a term of office, in the office of elected director shall be filled for the unexpired term by the delegates last elected in the election district which the director represented, at a special Election District Meeting called by the Board of Directors of the Association. Wide discretion shall be vested in the Board of Directors in the matter of calling a special Election District Meeting when such vacancy shall occur within the year in which a regular Election District Meeting is scheduled to be called in such district.

         Section 8. Public Director. Public Directors shall be appointed each for a term of three (3) years, on a staggered basis, by the Director of the State Agricultural Extension Service of the Commonwealth of Virginia. In the case of any vacancy in the office of Public Director such vacancy shall be filled by the person named by the public official mentioned herein. In the event of any delay in the appointment of a Public Director, the incumbent shall hold office until the new appointment is made. In the event the addition or deletion of a Public Director is made necessary, the term of any appointment may be adjusted in order to provide for the expiration of about one-third (1/3) of the terms of all Public Directors each year.

         Section 9. Compensation. Subject to applicable law and amendments thereof from time to time, compensation and expense reimbursement policies in respect to Directors shall be established periodically by the Board of Directors.

         Section 10. Meetings. Regular meetings of the Board of Directors shall be held at least once each quarter at such time and place as may be determined by the Board of Directors. Special meetings of the Board of Directors shall be held upon call of the President and Chairman of the Board of Directors or upon written request of a majority of the Directors.

         Section 11. Notice of Meetings. Notice of both regular and special meetings shall be mailed by the Secretary to each member of the board at his last known post office address not less than five (5) days before any such meeting, and notice of special meetings shall state the purpose thereof.

         Section 12. Quorum. A majority of the Board of Directors shall constitute a quorum at any meeting.

                        ARTICLE IX - EXECUTIVE COMMITTEE

         Section 1. Election. The Board of Directors may elect from their own number an Executive Committee of not less than three (3) members. A majority of the members of the Committee shall constitute a quorum for the transaction of any business that may come before any meeting thereof and a majority of the members of the Committee present shall decide any question that may come before such meeting. Two (2) days oral or written notice shall be given before each meeting.

         Section 2. Powers and Duties. The Executive Committee shall have such powers and duties as may, from time to time, be prescribed by the Board of Directors and as may be consistent with law. Minutes of all meetings of the Executive Committee shall be kept by the Secretary and submitted to the Board of Directors.


                         ARTICLE X - OFFICERS AND AGENTS

         Section 1. Election of Officers. The officers of the Association shall be a President and Chairman of the Board of Directors, a Vice President and Vice Chairman of the Board of Directors, a President and Chief Executive Officer, a Secretary, a Treasurer, and such other officers as may from time to time be elected or appointed by the Board of Directors, all of whom shall be elected for one (1) year terms and shall hold office until their successors are elected and qualified. The President and Chairman of the Board of Directors and the Vice President and Vice Chairman of the Board of Directors shall be elected by the Board of Directors from their own number. The President and Chief Executive Officer, Secretary and Treasurer and other officers as may be elected or appointed shall be elected or appointed by the Board of Directors, but need not be Directors or members of the Association.

         Section 2. President and Chairman of the Board of Directors. The President and Chairman of the Board of Directors shall preside at all meetings, shall have general supervision of the affairs of the Association, sign all certificates of stock and may sign and countersign all contracts and other instruments of the Association; shall make reports to the Board of Directors and members, and perform all such other duties as are incident to this office or are properly required of this officer by the Board of Directors.

         Section 3. Vice President and Vice Chairman of the Board of Directors. The Vice President and Vice Chairman of the Board of Directors shall exercise all functions of the President and Chairman of the Board of Directors in the absence or disability of the latter, and such officer may with the Secretary or any Assistant Secretary sign certificates of stock.

         Section 4. The President and Chief Executive Officer. The President and Chief Executive Officer shall carry out the policies of the Association established from time to time by the Board of Directors and shall be the General Manager of its operations, including all purchasing, marketing, manufacturing, processing, distribution, and service activities required to effectuate the Association's purposes as outlined in its Articles of Incorporation and the policies of the Board of Directors enacted in furtherance thereof. The President and Chief Executive Officer shall have authority to sign checks, drafts, notes, and all other orders for the payment of money and to sign the corporate name to all deeds, contracts, leases, and other documents of every nature and description. Such officer may delegate the authority vested in this office, or any portion of it, to subordinate agents and employees.

         Section 5. Subordinate Agents and Employees. Subject to the policies established by the Board of Directors, the President and Chief Executive Officer shall have the authority to employ, fix the compensation of, supervise, and terminate the employment of all agents and employees of the Association except as otherwise provided. If the President and Chief Executive Officer deems it to be in the best interests of the Association, such officer may, from time to time, confer upon such subordinate agents of the Association such operational titles and designations (including those of Vice President with appropriate indication of such agents' areas of operation) as the President and Chief Executive Officer may determine, provided that any title or designation so conferred shall not constitute such agent an officer of the Association.

         Section 6. Secretary. The Secretary shall issue notices for all meetings, of the Board of Directors and members, except Election District Meetings, shall keep the minutes of the meetings of the Directors, Executive Committee, and the Annual and Special Meetings of all the members, shall have charge of the seal and corporate books, shall sign with the President and Chairman of the Board of Directors, such instruments as require such signature and may sign certificates of stock. The Secretary shall make such reports and perform such other duties as are incident to this office or properly required of the Secretary by the Board of Directors or the President and Chief Executive Officer. The Secretary may delegate the performance of any of his or her duties to one (1) or more Assistant Secretaries.

         Section 7. Treasurer. The Treasurer shall have the custody of all the funds and securities of the Association, and shall deposit the same in the name of the Association in such bank or banks as the Directors may select. The Treasurer shall have authority to sign all checks, drafts, notes, and orders for the payment of money and to sign the corporate name to deeds, contracts, and leases and other documents of every nature and description. The Treasurer shall at all reasonable times exhibit his or her books and accounts to any Director upon application at the office of the Association during business hours. He or she shall give bond with sufficient surety in such amounts as the Board of Directors may require, the premium for which shall be paid by the Association. The Treasurer may delegate the performance of any of his or her official duties to one (1) or more Assistant Treasurers, provided they give bond with surety approved by the President and Chief Executive Officer.

         Section 8. Removal. Any officer may be removed at any time by the Board of Directors.

                                   ARTICLE XI
               PATRONAGE REFUND ALLOCATIONS AND SIMILAR INTERESTS

         The Board of Directors may elect to satisfy any patronage refund wholly or partially in Patronage Refund Allocations or any other non-cash form which shall be paid in such manner and on such terms and conditions as may be approved by the Board of Directors from time to time not inconsistent with these Bylaws. The following terms and conditions shall apply to Patronage Refund Allocations:

         (a) All debts of the Association shall be entitled to priority over all Patronage Refund Allocations.

         (b) Retirement of Patronage Refund Allocations and similar interests shall take place pro rata in the order of issuance when the Board of Directors determines there are funds available for that purpose.

         (c) The Association shall have a right to apply such Patronage Refund Allocations to any indebtedness owed to the Association by the holder thereof after maturity and shall be deemed to have a lien thereon as security for such indebtedness.

         (d) In order to contribute to the liquidity of estates of owners of Patronage Refund Allocations, the Board of Directors may establish a policy of redeeming such Patronage Refund Allocations upon the owner's death.

         The Board of Directors is not prohibited from adding such additional terms and conditions as may be deemed appropriate.



                    ARTICLE XII- DISPOSITION OF NET EARNINGS

         Section 1. (a) As used in this Article, the term "Member" shall be deemed to include any person, firm, or corporation owning at least one (1) share of the common stock of the Association; the term "Patron" shall include (i) any person, firm, or corporation which is eligible for membership in the Association but is not a Member of the Association, and (ii) any person, firm, or corporation, which is not a Member of the Association, with whom the Association has in effect an Agreement in writing pursuant to which it has agreed to pay patronage refunds to such person on the basis of the quantity or value of the Association's business done with or for such person during the fiscal year.

         (b) The Board of Directors may set aside each fiscal year, from the net earnings, such amounts as the Board of Directors in its discretion deems necessary for the efficient prosecution of the Association's business, provided, however, that no amounts shall be so set aside which are not reasonable in amount, giving due regard to the purposes thereof (such amounts being sometimes hereinafter referred to as "reasonable reserves"). Such reasonable reserves may be used for such proper corporate purposes as shall be determined by the Board of Directors, including, but not limited to the accumulation of working capital, contributions to sinking funds to meet future indebtedness, payment of federal income taxes, acquisition of funds for expansion or replacement, payment of dividends on capital stock or accumulations of reserves to offset price declines. Such unallocated reserves shall either be apportioned on the books of the Association on a patronage basis to Members and Patrons who were or became such during the fiscal year, or else the books and records of the Association shall afford a means for doing so at any time.

         Section 2. (a) This Association shall be operated upon the cooperative basis in carrying out its business within the scope of the objects and purposes defined in Article B of the Articles of Incorporation. It shall be operated in such manner as to qualify this Association as a farmers cooperative association as defined in the Agricultural Marketing Act [12 USCA, Section 1141j(a)], and the Capper-Volstead Act [7 USCA, Section 291]. The Association shall annually determine its net earnings (loss), including the appropriate portions thereof constituting net earnings for patronage refunds, and with respect to such net earnings, it shall then allocate and distribute patronage refunds to its Members and Patrons determined on the basis of their patronage with the Association during such year. The Association shall be absolutely liable for the payment of patronage refunds as provided herein without further action on the part of any officer or of the Board of Directors. The Association shall pay such patronage refunds as soon as practicable after the close of the fiscal year and in no event later than eight and one-half (8 1/2) months after the close thereof. Each transaction between this Association and each Member and Patron shall be subject to and include as a part of its terms, whether or not the same shall be expressly referred to in said transaction, the provisions of this Article XII.

         (b) The Association's overall net earnings (loss) shall first be determined using generally accepted accounting principles. The overall net amount thereof applicable to the Association's marketing, supply and/or service operating functions, including their respective allocation units, shall then be increased or decreased, as the case may be, in accordance with the applicable rules and regulations for computing income taxes in order to determine the overall net earnings (loss) of the Association.

         (c) From the amount of total net earnings so determined, there shall then be transferred to and credited to reserves created under 1 (b) of this Article such net amounts of extraneous income and/or expense which are unrelated to the marketing, purchasing and/or service operations carried on by the Association for its Members and Patrons on a cooperative basis.

         (d) The  Association's  remaining  net  earnings  (loss)  shall then be divided into two (2) parts on the basis of the quantity or value of business done by the Association with or for persons acquiring supplies or services from, or marketing products through the Association. These parts shall consist of (i) a non-patronage-sourced portion determined on the basis of the quantity or value of business done with or for persons who are not eligible to receive patronage refunds from the Association, and (ii) a remaining patronage-sourced portion attributable to the quantity or value of business done with or for Members and/or Patrons who are eligible to receive patronage refunds from the Association. These parts shall then be handled or adjusted as follows.

         (e) The non-patronage-sourced portion of net earnings (loss) as defined in 2 (d) (i) above, shall be retained and credited to the Association's reserves or deficit as the case may be. The patronage-sourced portion of an overall net loss, as defined in 2 (d) (ii) above shall be retained and handled in accordance with Section 4.

         (f) There shall then be deducted and recouped, from the patronage-sourced amount of net earnings still remaining, in accordance with 4
(a) below, the accumulated amount of patronage-sourced losses from prior year(s) then remaining, but only to the extent such prior year(s)' loss(es) have not otherwise been disposed of by the Board of Directors. The amount to be deducted hereunder shall be further limited to an amount which does not exceed the lesser of (i) the current year's patronage-sourced net earnings amount before such deduction, or (ii) the amount of any available, patronage sourced net operating loss carry-overs or carry-forwards from the current or prior year(s).

         (g) Any remaining patronage-sourced, net earnings shall be further reduced (but not below zero) by the ratably-determined portion of dividends on stock paid or payable for the fiscal year. The amount of this reduction shall not exceed the lesser of (i) the amount by which current or accumulated earnings and profits of the Association would be reduced (but not below zero) by reason of payment or accrual of such dividends or (ii) the current year(s)' patronage-sourced, remaining net earnings to which this adjustment applies.

         (h) Any remaining patronage-sourced net earnings shall be further reduced (but not below zero) by any additional appropriations to the reserves created under 1 (b) from patronage-sourced net earnings.

         (i) Any amount then remaining, shall constitute the net earnings of the Association from which Member(s) and Patron(s) patronage refunds shall be paid, and such amount shall be apportioned among the Member(s) and Patron(s) of the allocation units on any equitable patronage basis(es) approved by the Board of Directors, and the amount so determined, shall be paid as patronage refunds in the form of qualified or of non-qualified written notices of allocation, provided, however, that a payment by a qualified, written notice of allocation shall be accompanied by not less than twenty percent (20%) of the stated dollar amount thereof in cash with the balance in such form as may be determined by the Board of Directors not inconsistent with other provisions of these Bylaws.

         (j) If the net earnings in any allocation unit is insufficient to pay a patronage refund of at least one-half of one percent (l/2 of 1%) of the total dollar volume of business with Members and Patrons for each fiscal year in a purchasing allocation unit, or the Livestock Marketing Allocation Unit, or one-half (1/2) cent per bushel in Grain Marketing, then such net earnings, in the discretion of the Board of Directors, may be carried by the Association in the reserve established under 1 (b) of this Article.

         Section 3. Patronage refunds may be distributed in cash, credits, Patronage Refund Allocations, revolving fund certificates, capital equity certificates, preferred or common stock, certificates of indebtedness, letters of advice, or any combination thereof designated by the Board of Directors and in accordance with these Bylaws. By entering into a business transaction with this Association, the Members and Patrons agree to accept a distribution of the patronage refund under these Bylaws, in such form or forms as are hereinabove provided in this Section, in satisfaction of the obligation of this Association to make the patronage refund; and the Members and Patrons shall be deemed to have received the amount of such patronage refund and reinvested the same in whatever non-cash allocation or allocations may be established pursuant to this provision. The books and records of this Association shall show the interest of each Member and Patron which shall be credited on this Association's books to the respective Member and/or Patron.

         Section 4. The Board of Directors of this Association shall have complete discretion to determine the handling and ultimate disposition of the Association's loss(es) and the form, priority and manner in which such loss(es) or portion(s) thereof shall be taken into account, retained, and ultimately recouped. The Board may retain loss(es) of the Association and subsequently (a) recoup and dispose of them by offset against the net earnings of the Association of subsequent year(s), or (b) may apply such loss(es) to prior year(s)' patronage allocations at any time in order to recoup and dispose of them by means of offset and cancellation against Member(s) and Patron(s)' allocations or book credits; or the Board of Directors may select and use any other method of disposition as the Board of Directors, in its sole discretion, shall from time to time determine.

         Section 5. In the discretion of the Board of Directors, no patronage refund or dividend on capital stock shall be paid to any Member or Patron who is indebted to the Association until such debt has been paid, or the said patronage refund or dividend may be offset against such Member's or Patron's indebtedness, and the balance, if any, remitted to such Member or Patron. The Association shall be deemed to have a security interest in such patronage refund to secure such indebtedness. The Board of Directors may require that the first dollar of any cash patronage refund to any Patron who is not a Member, but who is qualified for membership in the Association, shall be applied to the purchase of one (1) share of the Association's membership capital stock.

         Section 6. Notwithstanding any contrary provisions in these Bylaws, the Board of Directors shall fix and/or amend from time to time the minimum amount which shall be paid as a patronage refund and any amount less than that so fixed shall not be distributed to the Member or Patron entitled thereto (unless he claims it in cash) but shall be retained by the Association as though it were part of a reasonable reserve set aside pursuant to Section 1 (b) of this Article.

         Section 7. Each person who hereafter applies for and is accepted to membership in this Association shall, by such act alone, consent that the amount of any distributions with respect to his patronage which are made in written notices of allocation (as defined in 26 U.S.C. ss.1388) and which are received by him from the Association, will be taken into account by him at their stated dollar amounts in the manner provided in 26 U.S.C. ss.1385(a) in the taxable year in which such written notices of allocation are received by him, provided, however, that this consent will not extend to written notices of allocation clearly denominated on their face to be "nonqualified."

                           ARTICLE XIII - DISSOLUTION

         In the event of any liquidation or dissolution or winding up (whether voluntary or involuntary) of the Association, then, after the payment of its debts, including all outstanding debentures, the holders of the outstanding Preferred Stock shall have a preference on the assets of the Association, and shall be entitled to be paid therefrom in full both the par value of their shares and the unpaid dividends accrued thereon before any amount shall be paid to the holders of the Common Stock. After the holders of the Preferred Stock shall have been paid par value for their Preferred Stock, plus all accrued and unpaid cumulative dividends thereon, the holders of Common Stock shall be entitled to be paid the par value of such stock, plus declared and unpaid dividends thereon. After said Common Stock has received its par value, plus declared and unpaid dividends thereon, any balance in or unused portion of Patronage Refund Allocations, capital book equities, or other allocations, and capital reserves shall be returned to members and other patrons on a pro rata basis of their respective interest therein.

         Any assets and funds then remaining shall be distributed to the patrons of the Association on the basis of the ratio the patronage of each patron bears to the total patronage of the Association during the period of its operation. As used in this Article, patronage refers to business done with or through the Association on a cooperative basis.



                             ARTICLE XIV - AUDITING

         At least once each year, the Board of Directors shall secure the services of a certified public accountant, who shall make a proper audit of the records and accounts of the Association and render a comprehensive report in writing thereof, which report shall be submitted to and considered by the Board of Directors in executive session. Special audits shall be made upon order of the Board of Directors or upon a majority vote of the members at any regular or special meeting.

                           ARTICLE XV - MISCELLANEOUS

         Section 1. Fiscal Year. The Fiscal Year of the Association shall begin on July 1 of each year and shall end on the 30th day of June of the following year.

         Section 2. Seal. The seal of the Association shall consist of two (2) concentric circles between which shall be written the name of the Association and in the center of which shall be the word, "Seal."

         Section 3. Limitation of Liability and Indemnification of Directors and Others. The Association shall indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative by reason of the fact that he is or was a director, officer, or employee of the Association, or is or was serving at the request of the Association as a director, officer, or employee of another corporation, partnership, joint venture, trust or other enterprise, or as a "fiduciary" (as defined by Section 3[21](A) of the Employee Retirement Income Security Act of 1974, and as the same shall be from time to time amended, called the "act") with regard to any "employee benefit plan" (as defined in Section 3(3) of the Act), in which employees of the Association, or any subsidiary, affiliate, or managed cooperative are participants because of such employment.

         The indemnification shall be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted under Title 13.1 of the Code of Virginia, as the same may be amended from time to time, and under any other controlling statutes or regulations whether Federal or State. Such indemnification shall be in addition to, and not in limitation of, any other indemnity required by law or agreement.

         If in order to be entitled to indemnity an affirmative determination must be made that the indemnitee has met some standard of conduct under applicable law, indemnification to which the indemnitee is entitled shall be made promptly upon the determination by independent legal counsel in a written opinion, which counsel shall be acceptable to indemnitee and a disinterested quorum of the Board of Directors, or, at the option of the indemnitee, shall be selected by the Chief Judge of the U.S. District Court for the Eastern District of Virginia.

         Section 4. Service Charges. A service charge may be assessed on any checks issued in payment of dividends on capital stock, interest on debentures, redemptions of capital stock, debentures or patronage refund allocations, and patronage refunds paid wholly in cash that are not presented for payment within 120 days of the date of issuance (the "stale date"). The service charge will be assessed at the stale date and annually on the anniversary date of the check issuance date. The amount of the service charge will approximate the cost of special handling and maintaining the account on the Association's records. This charge will be determined by and reviewed periodically by management. Mailings other than checks related to patron equities that are returned unclaimed may initiate annual service charge assessments on accounts that are not otherwise being assessed service charges. The Association shall through appropriate means endeavor to communicate with members and patrons to advise them of this Bylaw and the rules and regulations established hereunder.

         Section 5. Forfeiture and Insufficient Mailing Addresses. In addition to the service charges provided for in Section 4. above, any check issued as described in Section 4. that is not presented for payment within 120 days of the date of issuance because of the payee's failure to maintain a proper mailing address will result in a cessation of future mailings related to such payee's equity account. On the third anniversary of the check issuance date, if no correct mailing address for the payee has been located or provided, the payee's entire account balance shall be forfeited to the Association. The amounts forfeited will include, but not be limited to, common stock, accumulated dividends on common stock, patronage refund allocations (even if not yet called by the Board for revolvement), capital book equities or any similar credit reflected on the records of the Association. These forfeiture rules do not apply to debentures or preferred stock.


                            ARTICLE XVI - AMENDMENTS

         These Bylaws may be amended, altered, repealed, added to, or revised by a majority vote of the Board of Directors, or by the vote of two-thirds (2/3) of the members voting thereon at any regular or special meeting of the members, or by the written assent of two-thirds (2/3) of the members voting thereon by mail ballot, provided that written notice of the proposed Bylaw amendments or revisions shall have been delivered to each member or mailed to his last known address as shown by the records of the Association, at least fifteen (15) days prior to such meeting or the date on which the mail ballots must be returned to be counted. Any modification of the Bylaws made by the Board of Directors shall be reported at the next Annual Meeting of the Association and may be repealed or changed by the members in any manner authorized by applicable law.